Company Contact:
Iron Eagle Group, Inc.
Mr. Jason M. Shapiro, CFA, CPA, J.D.
Chief Financial Officer
Phone: +1 (917) 969-4845
Email: jasons@ironeaglegroup.com
Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Group (IEAG) Announces $55,000,000 of Projected Revenue for
Delta

New York, NY - February 1, 2011 - Iron Eagle Group, Inc. (OTC: IEAG) ("Iron Eagle"), a construction and contracting services provider in both the commercial and government markets, today announced that its recent acquisition of Delta Mechanical Contractors LLC ("Delta"), is expecting revenue and EBITDA for the twelve months ended December 2011 of [$55,000,000 and $2,750,000 to $3,250,000] respectively.

Delta is the leading regional subcontractor providing commercial and industrial installation of plumbing, heating, ventilation and air conditioning and fire protection services in the regions of Rhode
Island, Southeastern Massachusetts and Eastern Connecticut

"In partnership with its General Contractors, Delta has consistently won many top contracts, ranging from private sector construction such as the Mohegan Sun Casino, Flemings Steak houses, and Carnegie Abbey in Newport, Rhode Island and government contracts such as Federal Aviation Administration, Craig Army Reserve Center, and St Anne's Hospital," commented Jason Shapiro, CFO and a member of the Board of Directors of the Company.

About Iron Eagle Group, Inc.
Iron Eagle provides construction and contracting services in both the commercial and government markets. Iron Eagle's management consists of business leaders in construction, government contracting, defense, finance, operations, and business development. Management has a compelling strategic plan to capitalize on the large $100 billion market opportunity in infrastructure construction created by the federal government's stimulus package as in addition to the billions of federal funds that have been approved to be spent at the state level for projects throughout the United States. Through the experience and track records of its management team, along with a strong and diversified balance sheet, Iron Eagle believes it will have a major competitive advantage by being able to provide higher levels of construction surety bonds. Iron Eagle will further target additional growth opportunities through the highly focused bidding of federal, state, and municipal construction projects as well as working as a subcontractor to some of the multi-billion dollar prime contractors in the United States.

For more information, please visit Iron Eagle's website at www.ironeaglegroup.com.



Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.
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